Exhibit 10.59

MASTER LABORATORY SERVICE AGREEMENT

This Master Laboratory Service Agreement (“Agreement”) made as of the 4th day of January, 2001 between ADVANCED CELL TECHNOLOGY, Inc. One Innovation Drive, Worcester, MA 01605 (hereinafter referred to as Sponsor) and WHITE EAGLE LABORATORIES, INC., 2003 Lower State Road, Doylestown, PA 18901 (hereinafter referred to as “White Eagle”) Sponsor and White Eagle hereinafter sometimes referred to as the “parties”).

WHEREAS, White Eagle has certain expertise in the area of collecting oocytes from felines; and provides contract services related thereto; and

WHEREAS, Sponsor desires to engage White Eagle to provide certain services; and

WHEREAS, White Eagle and Sponsor agree that such services will be provided in accordance with the terms and conditions of this Agreement;

NOW THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1.             White Eagle shall perform the services (the “Work”) and deliver materials (the “Deliverables”) as defined and in accordance with Schedule A attached hereto. If following the execution of this Agreement a significant change or supplement to the Work or scope of Work is warranted, such change shall be made by a written notification or change order mutually agreed upon and signed by the parties prior to the implementation of the change.

In full consideration for all Work to be provided by White Eagle hereunder, and for the Deliverables, Sponsor shall pay White Eagle the total sum of Fifteen Thousand Dollars ($15,000) for each month in which Work resulting in the collection in oocyte recoveries for Sponsor is conducted. Sponsor shall also pay White Eagle Two Thousand Five Hundred Dollars ($2,500) for each cat used in the Work for embryo transfer.

Sponsor shall pay White Eagle Fifteen Thousand Dollars for the first month of Work involving oocyte recovery upon acceptance of this Agreement. White Eagle shall thereafter render to Sponsor an invoice on a monthly basis for additional Work and embryo transfers performed since the date of the last invoice. Each invoice shall provide sufficient details so that verification of the Work and/or the Deliverables provided can be thoroughly and quickly ascertained by the person reviewing the invoice. Sponsor agrees that the undisputed portion of each invoice shall be payable upon receipt.

2.             It is agreed and understood by the parties that all Work performed hereunder is part of a non-clinical laboratory study which will be conducted in compliance with and pursuant to all applicable laws, including the Federal Food and Drug Administration Good Laboratory Practices as set forth in 21 CFR Part 58, et al., when such is incorporated in protocol.

3.             White Eagle agrees that during the course of conducting the Work hereunder White Eagle will permit authorized representatives of the United States Department of Agriculture or the Food and Drug Administration to review records, raw data and specimens pertaining to Work performed hereunder which is in the possession or control of White Eagle. During the performance of its duties hereunder, White Eagle shall permit authorized representatives of the United States Department of Agriculture or the Food and Drug Administration to inspect its facilities utilized in the performance of Work hereunder. White Eagle agrees to accompany such authorized representatives of the United States Department of Agriculture or the Food and Drug Administration while such representatives inspect its facilities and to advise Sponsor of such inspections to enable Sponsor when practicable, to accompany such authorized representatives.

4.             During the term of this Agreement, White Eagle shall permit Sponsor or Sponsor Representative to inspect its facilities at mutually convenient times; to monitor the Work through periodic visits and discussion with appropriate personnel and to review or copy any documentation relating to the Work being performed under this Agreement.

5.             Except for any Deliverables to be delivered to Sponsor as provided in Schedule A, all data, including raw data, tissues, slides, photomicrographs, records and other materials generated during the conduct of the studies shall be retained by White Eagle for at least 10 years or as otherwise necessary to meet regulatory and legal requirements. After the expiration of such requirements, White Eagle will transfer possession of such data to Sponsor.  All such data and materials shall be owned by Sponsor and treated by White Eagle as confidential information under Paragraph 7 hereof. During, or at the conclusion of the study, Sponsor reserves the right to request copies of written records, review existing slides, or sample existing postmortem tissues. Upon conclusion of the study, White Eagle will transmit to Sponsor all unused materials that were furnished to White Eagle by Sponsor.

6.             It is understood and agreed that White Eagle in performance of its duties and Work hereunder is acting as an independent contractor and not as an agent or employee of Sponsor.

7.             White Eagle understands that in the performance of the Work hereunder, it may obtain knowledge of “confidential information”, as hereinafter defined, relating to the business of Sponsor. As used herein, “confidential information” means any information including without limitation, any formula, pattern, device, plan, process or compilation of information or data which (i) is, or is designed to be, used in the business of Sponsor or results from its or their research and/or development activities, (ii) is private or confidential in that it is not generally known or available to the public, and (iii) gives Sponsor an opportunity to obtain an advantage over competitors who do not know or use it. White Eagle shall not, without the written consent of an officer of Sponsor either during the term of this Agreement or for at least a 10 year period thereafter.

(a)                                  use or disclose any such confidential information outside Sponsor;

(b)                                 publish any article with respect thereto;

(c)                                  except in the performance of its services hereunder, remove or aid in the removal from the premises of Sponsor any such confidential information or any property or material which relates thereto; or

(d)                                 use confidential information in any manner for White Eagles own benefit or for the benefit of any third party or parties.

White Eagle agrees that its officers, directors, consultants, and employees shall be bound to the provisions of confidentiality contained in this paragraph to the same extent as White Eagle. White Eagle agrees to protect Sponsor’s confidential information from unauthorized use or disclosure by using the same degree of care as White Eagle uses to protect its own confidential information of a like nature, but no less than a reasonable degree of care.

8.             It is agreed that this Agreement shall not confer any right, license, title or interest upon White Eagle in or to any Sponsor patent, process, plan or improvement or any patent or process owned or controlled by Sponsor. Sponsor shall own the Deliverables and all inventions and discoveries resulting from the Work or the Deliverables. White Eagle, upon request and at Sponsor’s expense, shall execute any documents or instruments required to reflect its assignments of rights (including any copyrights) in the results of the Work and will cooperate in the filing and prosecution of any patent applications or other intellectual property protections.

White Eagle agrees that it shall not publish the results of any research or Work performed under this Agreement without the prior written permission of Sponsor.

9.             The term of this Agreement shall commence as of 1/4, 2001 and shall continue in effect until White Eagle’s submission of a final report as provided hereunder or unless terminated sooner as provided herein. Sponsor shall have the privilege of terminating this Agreement on fourteen (14) days written notice to White Eagle prior to the date of termination set forth therein.  In the event Sponsor elects to exercise its right of termination, it shall pay for Work rendered and Sponsor and White Eagle shall negotiate charges for the remaining Work. Such termination does not release White Eagle from its obligation of supplying a written report on the completed segment(s) of the study, if so requested by Sponsor.

10.           The provisions and obligations of Paragraphs 5, 7, 8, and 9 shall survive termination of this Agreement.

11.           This Agreement is not assignable except that Sponsor may assign this Agreement to an affiliate or to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates. Any attempt to assign this Agreement in contravention of this paragraph shall be null and void.

12.           This Agreement shall be deemed to be a contract under and shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Massachusetts, without regard to principles of conflicts of law thereof.

13.           All notices required are permitted to be given hereunder shall be in writing and shall be delivered personally or by mail or telegram, and shall be deemed sufficiently given if and when received by the party to be notified at its address first set forth in this Agreement of if and when mailed by registered or certified mail, postage prepaid, addressed to such party at such address. Either party may, by notice to the other, change its address for receiving such notices and requests.

14.           Each party shall be responsible for the acts or omissions of its own employees and for any claims of personal injury or property damage resulting there from. Each party will maintain commercially responsible insurance coverage for its activities under this Agreement.

15.           White Eagle shall indemnify and hold Sponsor harmless from any and all liability, loss, cost, or expense (including reasonable attorney’s fees and expenses) which Sponsor may suffer or incur resulting from (a) White Eagle’s, its trustees’, officers’, agents’, or employees’ failure to comply with any applicable governmental requirements or to adhere to the terms of this Agreement; or (b) the negligent acts or omission or willful malfeasance of White Eagle, its trustees, officers, agents, or employees pertaining to the activities to be carried out pursuant to the terms of this Agreement; provided, however, that White Eagle shall not hold Sponsor harmless from claims arising out of the negligence or willful malfeasance of the Sponsor, its officers, agents, or employees.

16.           Sponsor shall indemnify and hold White Eagle harmless from any and all liability and loss which White Eagle may suffer or incur as a result of any third party claim of any kind whatsoever arising out of Sponsor’s use of the results of the Work performed by White Eagle hereunder, provided, however, that the following is excluded from Sponsor’s obligation to indemnify and hold harmless: (a) White Eagle’s failure to comply with any applicable governmental requirements or to adhere to the terms of the service; or (b) the negligent or willful malfeasance of White Eagle, its trustees, officers, agents or employees. White Eagle shall notify Sponsor of any third party claim made against it within ten (10) days of knowledge of same if White Eagle intends to seek indemnity with respect to such claim under this paragraph.  Sponsor shall have the right to undertake, conduct and control, through counsel of its own choosing, the defense and settlement of any such claim. White Eagle shall have the right to be represented by counsel of its own choosing, but at its own expense. So long as Sponsor is contesting any such claim in good faith, White Eagle shall not pay or settle such claim.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective authorized representatives as of the day and year first above written.

WHITE EAGLE LABORATORIES, INC.

By:	/s/ C. Steven Godin
Printed Name: C. Steven Godin, Ph.D.
Its: Director of Toxicology

ADVANCED CELL TECHNOLOGY, INC.

By:	/s/ Jose Cibelli
Printed Name:	Jose Cibelli
Its:	VP. RESEARCH